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                                                               Exhibit 23(d)(4)

                            SUB-ADVISORY AGREEMENT

   This Sub-Advisory Agreement ("Agreement") executed as of March 1, 2006, is between Delaware Management Company, a series of Delaware Management Business Trust, a Delaware statutory trust (the "Adviser"), and Salomon Brothers Asset Management Inc., a Delaware corporation (the "Sub-Adviser").

   WHEREAS, Lincoln Variable Insurance Products Trust (the "Trust"), on behalf of the Core Fund (the "Fund") has entered into an Investment Management Agreement with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Fund; and

   WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Fund specified herein, and Sub-Adviser is willing to serve the Fund in such capacity.

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

   (a) Subject to the direction and control of the Board of Trustees (the "Trustees") of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Fund which shall at all times meet the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986 (the "Code"). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities.

   (b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services).

   (c) The Sub-Adviser shall vote proxies relating to the Fund's investment securities in accordance with the Sub-Adviser's proxy voting policies and procedures, and shall review its proxy voting activities on a periodic basis with the Trustees. Upon sixty (60) days' written notice to the Sub-Adviser, the Trustees may withdraw the authority granted to the Sub-Adviser pursuant to this Section.

   (d) The Sub-Adviser shall exercise conversion or subscription rights, and respond to tender offers and other consent solicitations ("Corporate Actions") with respect to the issuers of securities held in the Fund in the manner in which the Sub-Adviser believes to be in the best interests of the Fund, provided materials relating to such Corporate Actions have been timely

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received by the Sub-Adviser. Upon sixty (60) days' written notice to the
Sub-Adviser, the Adviser may withdraw the authority granted to the Sub-Adviser pursuant to this Section.

   (e) In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

   (f) The Sub-Adviser will provide advice and assistance to the Investment Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trustees.

   (g) The Sub-Adviser shall furnish the Adviser and the Board of Trustees with such information and reports regarding the Fund's investments as the Adviser deems appropriate or as the Board of Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available to the Adviser from time to time at such reasonable times as the parties may agree to review investment policies of the Fund and to consult with the Adviser regarding the investment affairs of the Fund.

   (h) The Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted by the policies and procedures of the Fund.

   (i) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that are applicable to the Fund; (ii) the stated investment objectives, policies and restrictions of

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the Fund; (iii) the Investment Company Act of 1940, as amended (the "1940 Act")
and the Investment Advisers Act of 1940 (the "Advisers Act"); (iv) any written instructions and directions of the Trustees, the Adviser or Fund management;
and (v) its general fiduciary responsibility to the Fund. The Adviser has furnished or will furnish the Sub-Adviser with copies of the Fund's
Registration Statement, Prospectus, Statement of Additional Information, Articles of Incorporation, and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish promptly the Sub-Adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. Until the Adviser delivers any such amendment or supplement to the Sub-Adviser, the Sub-Adviser shall be fully protected in relying on the Prospectus and Statement of Additional Information and any supplements thereto previously furnished to the Sub-Adviser.

   (j) The Sub-Adviser shall assist the Fund in the preparation of its registration statement, prospectus, shareholder reports, marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, "Regulatory Filings") and shall provide the Fund with complete and accurate disclosure for use in the Fund's Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser's investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies. The Sub-Adviser shall be allowed a reasonable period of time to perform the tasks described in this paragraph.

   (k) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser's compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Such information, certifications and reports shall include, without limitation, those regarding the Sub-Adviser's compliance with the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, the Code of Ethics of the Sub-Adviser and the Trust and certifications as to the validity of certain information relating to the Sub-Adviser or the Fund that is included in the Fund's Regulatory Filings. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time to examine and review the Sub-Adviser's compliance program and its adherence thereto.

   (l) Except as expressly provided under this Agreement, neither the Sub-Adviser nor any of its officers or employees shall act upon or disclose to any person any material non-public information with respect to the Fund, the Trust or the Adviser, including, without limitation, the portfolio holdings of the Fund.

2. OTHER AGREEMENTS.

   The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

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3. COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

   (a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. Such fee shall be calculated in accordance with the fee schedule applicable to the Fund as set forth in Schedule A attached hereto.

   (b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4. AUTOMATIC TERMINATION.

   This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason.

5. EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

   (a) This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as set forth below. Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

   (b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated at any time:

      (i) by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

      (ii) by the Adviser on 60 days' written notice to the Sub-Adviser; or

      (iii) by the Sub-Adviser on 60 days' written notice to the Adviser.

   (c) This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Fund and the Adviser shall have terminated.

   (d) No amendment to this Agreement shall be effective unless (i) there is written consent of the parties to this Agreement and (ii) the amendment is approved in a manner

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consistent with the 1940 Act as interpreted or permitted by the U.S. Securities and Exchange Commission ("SEC") and/or its staff.

6. CERTAIN INFORMATION.

   The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement,
(b) the Sub-Adviser has a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, and (d) the principal officers of the Sub-Adviser or any portfolio manager of the Fund shall have changed.

7. NONLIABILITY OF SUB-ADVISER.

   (a) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

   (b) Failure by the Sub-Adviser to assure that the investment program for the Fund meets the diversification requirements of Section 817(h) of the Code, as required by Section 1 of this Agreement, shall constitute gross negligence per se under sub-paragraph 7(a) above.

8. INDEMNIFICATION.

   The Sub-Adviser agrees to indemnify the Adviser and the Funds for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including legal and other expenses) to which the Adviser or the Funds may become subject as a result of:

   (a) any failure by the Sub-Adviser, whether unintentional or in good faith or otherwise, to adequately diversify the investment program of the Fund pursuant to the requirements of Section 817(h) of the Code, and the regulations issued thereunder; or

   (b) any untrue statement of a material fact contained in disclosure provided by the Sub-Adviser for inclusion in the Fund's Registration Statement or any omission of a material fact required to be stated necessary to make such disclosure not misleading;

provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

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9. CONFIDENTIALITY.

   The Adviser and the Fund agree that they will not disclose the securities holdings of the Fund to third parties, except (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; or
(iii) pursuant to the Trust's portfolio holdings policy, which may be amended by the Trust from time to time.

   The Sub-Adviser agrees that in the performance of its obligations under this Agreement, it will provide certain proprietary materials to the Adviser such as the Sub-Adviser's compliance procedures, approved lists of Fund investments, and other materials or information that Sub-Adviser shall prominently label or otherwise describe as "Confidential" ("Confidential Information"). The Adviser agrees that it will not disclose such Confidential Information, except (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to any of the following parties or as otherwise reasonably agreed to by the Sub-Adviser in writing:

  .   Trustees and officers of the Fund;

  .   Officers and employees of the Adviser and the Administrator;

  . Counsel to any of the Fund, Adviser, Administrator or the Independent Trustees; or

  . The independent accountants and any other agent or service provider of the Fund.

10. RECORDS; RIGHT TO AUDIT.

   (a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments made by the Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are the property of the Fund, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

   (b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Fund's auditors, any representative of the Fund, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

11. MARKETING MATERIALS.

   (a) The Sub-Adviser shall furnish to the Fund, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser's affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval

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on a prompt and timely basis. Failure by the Fund to respond within ten
(10) calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Fund. If the Sub-Adviser makes an unauthorized use of the names, derivatives, logos, trademarks, service marks or trade names of the Fund or the Adviser, the parties acknowledge that these entities shall suffer irreparable hardship for which monetary damages are inadequate and thus, the Fund or the Adviser, as applicable, will be entitled to injunctive relief.

   (b) The Fund shall furnish to the Sub-Adviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten
(10) calendar days to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Sub-Adviser. If the Adviser or the Fund makes an unauthorized use of the Sub-Adviser's names, derivatives, logos, trademarks, service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable hardship for which monetary damages are inadequate and thus, the Sub-Adviser will be entitled to injunctive relief.

   (c) The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative, logo, trademark, service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. Upon termination of this Agreement, the Adviser and the Fund shall as soon as practicable cease to use such name(s), derivatives, logos, trademarks, service marks or trade names.

   (d) The parties agree that they shall have no responsibility to ensure the adequacy of the form or content of such advertising, supplemental sales literature or other promotional material for purposes of the 1940 Act or other applicable laws and regulations; provided, however, that each party is responsible for the accuracy of any information that it gives to the other party which is included in such advertising, supplemental sales literature or other promotional material.

12. GOVERNING LAW.

   This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13. SEVERABILITY/INTERPRETATION.

   If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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14. CERTAIN DEFINITIONS.

   For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested persons," and "assignment" shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

15. COUNTERPARTS.

   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall consist of one and the same instrument.

   IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

                                                DELAWARE MANAGEMENT COMPANY, a
                                                series of Delaware Management
                                                Business Trust

                                                /s/ Cori E. Daggett
                                                --------------------------------
                                                Name: Cori E. Daggett
                                                Title: Associate General
                                                Counsel and Assistant
                                                Vice President

                                                SALOMON BROTHERS ASSET
                                                MANAGEMENT INC.

                                                /s/ Joel Sauber
                                                --------------------------------
                                                Name: Joel Sauber
                                                Title: Managing Director

Accepted and agreed to
as of the day and year
first above written:

CORE FUND, a series of
Lincoln Variable Insurance Products Trust

/s/ Rise C.M. Taylor
---------------------------------------------
Name: Rise C.M. Taylor
Title: Vice President

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                                  SCHEDULE A

                                 Fee Schedule

   The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

      .40% on the first $500 million; and
      .35% on the amount in excess of $500 million

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